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                                                                     EXHIBIT 4.6

                                                  TRANSLATED FOR REFERENCE ONLY.

                    PROPRIETARY TECHNOLOGY LICENSE AGREEMENT

This Proprietary Technology License Agreement (hereinafter referred to as "this Agreement") is entered into by the following parties on June 8, 2007 in Beijing:

Party A: Aero-Biotech Science & Technology Co., Ltd.
Residence: Unit A333, 6th Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing

Party B: Primalights III Agriculture Development Co., Ltd.
Residence: Middle Area of Highway 73, Zhuangershang Upper Village, Huangling Rural, Xiaodian District, Taiyuan City

WHEREAS:

(1) in accordance with the laws of the People's Republic of China (hereinafter referred to as "China", in this contract does not include the Hong Kong Special Administrative Region, Macao Special Administrative Regions and Taiwan) Party A is a wholly foreign-owned enterprise registered and established in Beijing, China, who owns non-patent technologies listed in Annex I (such technologies and related information, manual, handbook, files, etc. hereinafter referred to as "Proprietary Technology");

(2) Party B is a limited liability company registered and established in Taiyuan City, Shanxi Province of China under Chinese laws, the main businesses are development and production of agricultural seeds, tree seeds and seedlings breed;

(3) Party A agrees to grant to Party B the exclusive right to use the Proprietary Technology under this Agreement in accordance with the terms and conditions of this Agreement, and Party B agrees to accept such license in accordance with the same terms and conditions.

NOW, THEREFORE, both parties, through consultation, unanimously reach the agreements as follows:

1. PERMISSION GRANT

1.1 Proprietary Technology

1.1.1 Party A agrees, according to the terms and conditions under this Agreement, to grant to Party B, and Party B agrees to accept the right to use the Proprietary Technology in China according to the same terms and conditions. The license under this Agreement is exclusive, except with the written consent of Party A, Party B shall not transfer the Proprietary Technology to any third party, nor shall jointly share, use, develop, improve or innovate the Proprietary Technology with any third party.

1.1.2 Agreed by both parties, should there be any improvement or innovation technological achievements resulted during the course of using the Proprietary Technology by Party B, the relevant rights and ownership shall be exclusively vested

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in Party A unless it is otherwise provided by Chinese laws and regulations or mutually agreed by both parties. Party B shall not hold any rights and interests.

1.2 Scope

1.2.1 The Proprietary Technology granted to Party B herein shall only be used on Party B's business in development and production of stock breeding. Unless it is otherwise stated herein, without written consent of Party A, Party B shall not use the Proprietary Technology in other purpose or re-license for the use of any third party, whether for normal application, training or commercial sharing.

1.2.2 The right granted to Party B to use the Proprietary Technology herein shall be effective only in China. Party B agrees not to use such Proprietary Technology, whether directly or indirectly, in other geographical areas.

2. PAYMENT METHOD

Party B agrees to pay the Proprietary Technology license fee (hereinafter referred to as "License Fee") to Party A. The standard License Fee shall be RMB2.72 million per year. Party B shall pay the Proprietary Technology License Fee for the current year to Party A's designated account before December 31 of each year.

The License Fee payable hereunder by Party B shall be secured by the shareholders of Party B by pledging their respective shareholding in Party B.

Both parties shall bear their respective tax liabilities in relation to this Agreement in accordance with the stipulations of laws.

3. PARTY A'S RIGHTS AND PROTECTION

3.1 In the effective term of this Agreement and thereafter, Party B agrees not to challenge or question the validity of the proprietary right and this Agreement in connection with the aforesaid Proprietary Technology; and not to perform any acts that Party A believes it will impair Party A's rights and license.

3.2 Party B agrees to provide the necessary assistance to protect Party A's rights on the Proprietary Technology. Should any third party bring an infringement claim against Party A's Proprietary Technology, at Party A's discretion, Party A may respond to such compensation litigation in its own name, in Party B's name or in both parties name. In the event any third party commits any infringement behavior in connection with such Proprietary Technology, Party B shall notify Party A immediately within its scope of knowledge; only Party A is entitled to decide whether to take action against such infringement behavior.

3.3 Party B agrees to use the Proprietary Technology only in the manner as provided in this Agreement and shall not use the Proprietary Technology in any manner which Party A deems as deceptive, misleading or other manner that may impair the Proprietary Technology or Party A's reputation.


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4. CONFIDENTIALITY PROVISIONS

4.1 Party A's confidential material and information (hereinafter "Confidential Information") being understood or accessed by Party B as a result of accepting the Proprietary Technology license, Party B shall keep confidential; and at the time this Agreement terminates, Party B shall, at Party A's request, return to Party A any documents and materials marked Confidential Information or destroy such Confidential Information, and delete any Confidential Information from any relevant memory device, and shall discontinue using such Confidential Information. Without the written consent of Party A, Party B shall not disclose to any third party, give or transfer such Confidential Information.

4.2 Both parties agree that this Article 4 shall remain valid regardless of whether this Agreement shall become invalid, alter, discharge, terminate or unenforceable.

5. REPRESENTATION AND WARRANTY

5.1 Party A represents and warrants as follows:

5.1.1 Party A is a validly existing wholly foreign-owned enterprise legally registered in accordance with the Chinese laws.

5.1.2 Party A signs and perform this Agreement within the power and business scope of the company; adopted all necessary corporate action, duly authorized, and obtained the consent and approvals (as required) of third party or government; and not in violation of the legal and company restrictions binding or affecting upon it.

5.1.3 This Agreement, once executed, shall constitute legitimate, valid, binding and enforceable obligations on Party A under the conditions of this Agreement.

5.1.4 Party A shall hold full and complete rights towards the Proprietary Technology.

5.2 Party B represents and warrants as follows:

5.2.1 Party B is a validly existing limited liability company legally registered in accordance with the Chinese laws.

5.2.2 Party B signs and perform this Agreement within the power and business scope of the company; adopted all necessary corporate action, duly authorized, and obtained the consent and approvals (as required) of third party or government; and not in violation of the legal and company restrictions binding or affecting upon it.

5.2.3 This Agreement, once executed, shall constitute legitimate, valid, binding and enforceable obligations on Party B under the conditions of this Agreement.


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6. EFFECTIVENESS AND TERM

6.1 This Agreement shall be effective when it is executed on the date written on the first page of this Agreement. Unless it is early terminated according to this Agreement, this Agreement shall remain effective during the operation term of Party B.

6.2 On written consent by both parties, this Agreement is renewable upon expiry and the renewal term shall be determined by both parties through consultation.

7. DEFAULT RESPONSIBILITY AND TERMINATION

7.1 Default Responsibility

If Party B fails to pay the License Fee as scheduled in accordance with the provision hereunder, Party A is entitled to issue a written reminder to remind Party B to pay the outstanding License Fee, and Party B is entitled to collect a 3% of the relevant outstanding License Fee as the default fine. Except as otherwise provided in this Agreement, either party of this Agreement fails to perform the obligations under this Agreement or fails to perform the obligations in comply with the relevant provisions of this Agreement, shall, at the request of the non-defaulting party, to continue perform, or to adopt remedy measure and to compensate the actual loss caused to the non-defaulting party.

7.2 Discharge and Termination

During the effective term of this Agreement, Party A may, at any time, by giving a thirty (30) day prior written notice to Party B, terminate this Agreement; unless as otherwise expressly provided herein, without a reason written consent of Party A, Party B shall not terminate or discharge this Agreement unilaterally.

7.3 Results of Termination or Expiration

After this Agreement terminates or expires, Party B shall no longer enjoy all the rights granted to it under this Agreement. Party B shall not, directly or indirectly, use the Proprietary Technology.

8. FORCE MAJEURE

8.1 "Event of Force Majeure" refers any event that is beyond the reasonable control of a party, and it is unavoidable even under the reasonable care of the affected party, such events shall include but not limited to: acts of government, forces of nature, fire, explosion, typhoon, floods, earthquakes, tidal, lightning or war. However, credit, capital or financing shortage shall not be considered as matters beyond a party's reasonable control. The party, affected by "Event of Force Majeure", seeks exemption from performing its responsibilities under this Agreement or under any provision of this Agreement, shall notify the other party as soon as possible regarding such matter of exemption.


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8.2 When the performance of this Agreement is delayed or prevented due to the aforementioned definition of "Event of Force Majeure", the affected party shall not assume any responsibility under this Agreement provided that the affected party has endeavored its reasonable effort to perform the agreement and to the extent of the part of the performance being delayed or prevented. Once the cause of such liability exemption is redressed or remedied, both parties agree to resume the performance of this Agreement with their best effort. If the influence of force majeure has rendered the performance of this Agreement becomes impossible, both parties agree, at the request of Party A, to use their greatest efforts to adopt other resolutions to realize the purposes of this Agreement.

9. DISPUTE RESOLUTION

In the event dispute in relation to the interpretation and performance of this Agreement arises, both parties shall resolve such dispute through friendly consultation. Should resolution cannot be reached within thirty (30) days after the request to resolve the dispute is made by a party, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules. The arbitration shall take place in Beijing and the language to conduct the arbitration shall be in Chinese. The arbitral award shall be final and binding upon both parties.

10. NOTICE

Notices or other communications required to be given by either party under this Agreement shall be written in English or Chinese, and shall be delivered by hand delivery, registered mail, postage prepaid mail, or a recognized courier service or facsimile to the following addresses of the relevant party or both parties or to the other address notified by one party to the other party from time to time or to the address of the other person it specified. Notice is deemed delivered based on the following criteria: (a) on the same date when hand delivery; (b) on the tenth (10th) day after the date of posting (as indicated by postmark) of air registered mail (postage preprepaid) or if it is sent by courier service, on the fourth (4th) day after it is being delivered to an internationally recognized courier service center; and (c) a notice sent by facsimile, the receiving time as shown on the transmission confirmation of the relevant documents is regarded as the actual time delivered.

Party A: Aero-Biotech Science & Technology Co., Ltd.
Address: Unit A333, 6th Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing
Attention: Zhaohua Qian
Fax: 010-62109899
Tel: 010 - 62109288
Postal code: 100081


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Party B: Primalights III Agriculture Development Co., Ltd.
Address: Middle Area of Highway 73, Zhuangershang Upper Village, Huangling Rural, Xiaodian District, Taiyuan City
Attention: Zhonglin Han
Fax: 0351-7123671
Tel: 0351 - 7870123
Postal code: 030031

11. RETRANSFER, SUBLICENSE

Without the prior written consent of Party A, Party B shall not transfer, pledge or sublicense the rights and obligations of and under this Agreement.

12. GOVERNING LAW

The validity, performance and interpretation of this Agreement shall be governed by laws of China.

13. AMENDMENT AND SUPPLEMENT

Amendments and supplements to this Agreement shall be made in the form of a written instrument. The relevant amendment agreement and supplemental agreement to this Agreement, duly signed by both parties, shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

14. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable due to the inconsistency with the relevant laws, then such provision shall be deemed invalid only within the scope of the related jurisdiction and that it shall not affect the legality of the other provisions under this Agreement.

15. ANNEX

Any annex of this Agreement is an integral part of this Agreement, and it shall have the same legal effect.

IN WITNESS WHEREOF, both parties have caused their legal representative or authorized representative to execute this Agreement on the date first above written.

16. COUNTERPART

This Agreement is signed in duplicate, each party holds one original and each original shall have the same legal force and effect.

[No text below.]


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[No text in this page.]

PARTY A: Aero-Biotech Science & Technology Co., Ltd.


Legal representative / authorized representative: /s/ Qian Zhaohua
                                                  ------------------------------

Common seal: [Seal: Aero-Biotech Science & Technology Co., Ltd.]


PARTY B : Primalights III Agriculture Development Co., Ltd.


Legal representative / authorized representative: /s/ Zhang Mingshe
                                                  ------------------------------

Common seal: [Seal: Primalights III Agriculture Development Co., Ltd.]


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                     ANNEX I: LIST OF PROPRIETARY TECHNOLOGY


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